As filed with the Securities and Exchange Commission on October 8, 2020

Registration No. 333-249083

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

AMENDMENT NO. 3

TO

FORM S‑1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

_____________________

Artelo Biosciences, Inc.
(Exact name of Registrant as specified in its charter)

 _____________________

Nevada	7389	33-1220924
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

888 Prospect Street, Suite 210

La Jolla, CA 92037

(760) 943-1689

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

 _____________________

Gregory D. Gorgas

Chief Executive Officer and President

888 Prospect Street, Suite 210

La Jolla, CA 92037

Telephone: (760) 943-1689

(Name, address, including zip code, and telephone number, including area code, of agent for service)

 _____________________

Copies to:

Martin J. Waters Wilson Sonsini Goodrich & Rosati, P.C. 12235 El Camino Real San Diego, CA 92130 Telephone: (858) 350-2300 Facsimile: (858) 350-2399	Megan N. Gates Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Telephone: (617) 348-4443 Facsimile: (617) 542-2241

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Artelo Biosciences, Inc. is filing this Amendment No. 3 (the “Amendment”) to its Registration Statement on Form S-1 (File No. 333-249083) as an exhibits-only filing to revise Exhibit 5.1 and add Exhibit 5.2. Accordingly, this Amendment consists only of the facing page of the Registration Statement, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus has not changed and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fees	$1,590.13
FINRA filing fee	$2,686.25
Legal fees and expenses	$350,000.00
Accounting fees and expenses	$7,000.00
Printing and engraving expenses	$15,000.00
Transfer agent and registrar fees and expenses	$3,000.00
Miscellaneous	$20,723.62
Total	$400,000.00

Item 14. Indemnification of Directors and Officers

The Company’s Articles of Incorporation and Bylaws provide that, to the fullest extent permitted by the laws of the State of Nevada, any officer or director of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 78.7502 of the Nevada Revised Statutes as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

In the case of any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he/she is or was a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the Nevada courts or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Nevada courts or such other court shall deem proper.

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The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he/she did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information as to all securities we have sold since our date of inception and up to the date of this document.

During the fiscal year ended August 31, 2015, we issued 205,000 shares of Common Stock to various un-affiliated investors for $16,400 cash.

On February 26, 2014, we issued 750,000 shares of Common Stock to an officer and director at $0.04 per share.

On July 31, 2017, we entered into Series A Subscription Agreements for the sale of Common Stock in our Series A Offering with eighteen (18) individuals, all of whom are accredited investors (as that term is defined in Regulation D as promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) for the purchase and sale of 244,033 units of the Company’s equity securities (the “Series A Units”) at a price of $3.20 per Series A Unit, pursuant to a private placement offering conducted by the Company for aggregate proceeds of $780,921. Each Series A Unit consists of: (i) one (1) share of common stock; and (ii) one (1) Series A Stock Purchase Warrant to purchase one (1) share of common stock at a price of $8.00 per share for a period of five (5) years from the issue date.

On January 2, 2018, we issued 15,000 shares of Common Stock to NEOMED Institute.

On March 23, 2018, we entered into Series B Subscription Agreements with twenty-eight (28) individuals for the sale of Common Stock in our Series B Offering, all of whom are accredited investors (as that term is defined in Regulation D as promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) for the purchase and sale of 163,606 units of the Company’s equity securities (the “Series B Units”) at a price of $5.20 per Series B Unit, pursuant to a private placement offering conducted by the Company for aggregate proceeds of $850,785. Each Series B Unit consists of: (i) one (1) share of common stock; and (ii) one (1) Series B Stock Purchase Warrant to purchase one (1) share of common stock at a price of $12.00 per share for a period of five (5) years from the issue date.

On September 12, 2018, we entered into Series C Subscription Agreements with twenty-four (24) individuals for the sale of Common Stock in our Series C Offering, all of whom are accredited investors (as that term is defined in Regulation D as promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) for the purchase and sale of 87,629 units of the Company’s equity securities (the “Series C Units”) at a price of $6.00 per Series C Unit, pursuant to a private placement offering conducted by the Company for aggregate proceeds of $525,828. Each Series C Unit consists of: (i) one (1) share of common stock; and (ii) one (1) Series C Stock Purchase Warrant to purchase one (1) share of common stock at a price of $14.00 per share for a period of five (5) years from the issue date.

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On January 30, 2019, we entered into Series D Subscription Agreements with forty (40) individuals for the sale of Common Stock in our Series D Offering, all of whom are accredited investors (as that term is defined in Regulation D as promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) for the purchase and sale of 209,635 units of the Company’s equity securities (the “Series D Units”) at a price of $6.00 per Series D Unit, pursuant to a private placement offering conducted by the Company for aggregate proceeds of $1,257,905. Each Series D Unit consists of: (i) one (1) share of common stock; and (ii) one (1) Series D Stock Purchase Warrant to purchase one (1) share of common stock at a price of $14.00 per share for a period of five (5) years from the issue date. In January 2020, an additional 7,373 Series D shares were issued to existing Series D unitholders in accordance with the late filing terms stated above.

On March 15, 2019, the Board approved the issuance of 25,000 shares of our Common Stock to Blackrock Ventures, Ltd., an entity owned by Peter O’Brien in exchange for prior services to us.

On April 24, 2019, we issued 61,297 shares of our Common Stock to NEOMED in connection with our exercise of the NEOMED Option pursuant to the First Amendment to Material and Data Transfer, Option and License Agreement by and between us and NEOMED dated as of January 4, 2019.

On April 25, 2019, we issued 11,363 shares of our Common Stock as consideration for the waiver by NEOMED of the cash payment of $100,000 that was due to NEOMED on October 1, 2018 pursuant to the First Amendment to Material and Data Transfer, Option and License Agreement by and between us and NEOMED dated as of January 4, 2019.

On April 25, 2019 and May 24, 2019, we entered into Series E Subscription Agreements with a total of fifty-nine (59) individuals for the sale of Common Stock in our Series E Offering, all of whom are accredited investors (as that term is defined in Regulation D as promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) for the purchase and sale of 54,940 units of the Company’s equity securities (the “Series E Units”) at a price of $7.60 per Series E Unit, pursuant to a private placement offering conducted by the Company for aggregate proceeds of $417,732. Each Series E Unit consists of: (i) one (1) share of common stock; and (ii) one (1) Series E Stock Purchase Warrant to purchase one-half (1/2) share of common stock at a price of $16.00 per share for a period of three (3) years from the issue date. On June 21, 2019 the Company issued 12,950 shares and 6,490 warrants for price protection provision related to the Series E units.

On May 4, 2020, the Company issued 45,834 shares of common stock to two directors, for proceeds of $55,000.

Each of the foregoing issuances was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D or Regulation S promulgated under the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules

(a) The following exhibits are included herein or incorporated by reference.

Exhibit Number	Description	Form	File No.	Filing Date	Filed Herewith
1.1	Form of Underwriting Agreement	S-1/A	333-249083	10/6/2020
3.1	Articles of Incorporation and Amendments	S-1	333-199213	10/8/2014
3.2	Certificate of Amendment filed with the Nevada Secretary of State on February 2, 2017 with an effective date of February 10, 2017.	8-K	333-199213	2/9/2017
3.3	Certificate of Change.	8-K	333-199213	4/17/2017
3.4	Bylaws	S-1	333-199213	10/8/2014
4.1	Form of Underwriter’s Warrant	S-1/A	333-249083	10/6/2020
4.2	Form of Common Stock Warrant	S-1/A	333-249083	10/6/2020
4.3	Form of Private Placement Warrant	8-K/A	333-199213	10/3/2017
4.4	Form of Lock-Up and Voting Agreement	S-1/A	333-249083	10/6/2020
5.1	Legal Opinion of Fennemore Craig, P.C.				*
5.2	Legal Opinion of Wilson Sonsini Goodrich & Rosati, P.C.				*
10.1#	Amended and Restated Employment Agreement by and between the Company and Gregory D. Gorgas dated August 30, 2019.	10-K	001-38951	11/25/2019
10.2	Securities Purchase Agreement by and between the Company and Gregory D. Gorgas dated April 3, 2017.	8-K	333-199213	4/7/2017
10.3#	Form of Indemnification Agreement	8-K	333-199213	5/8/2017
10.4	Stock Purchase Agreement dated May 4, 2017	8-K	333-199213	5/8/2017
10.5	Form of Private Placement Subscription Agreement	8-K	333-199213	8/4/2017
10.6	Form of Registration Rights Agreement	8-K	333-199213	8/4/2017
10.7	Stock Purchase Agreement dated as of August 1, 2017	8-K	333-199213	8/4/2017
10.8	Material and Data Transfer, Option and License Agreement dated as of December 20, 2017 by and between the Company and NEOMED Institute+	10-Q	33-199213	1/16/2018
10.9+	First Amendment to Material and Data Transfer, Option and License Agreement by and between the Company and NEOMED Institute, dated as of January 4, 2019	10-Q	333-199213	4/15/2019
10.10#	2018 Equity Incentive Plan	S-1	333-227571	9/27/2018
10.11#	Form of Stock Option Agreement—2018 Equity Incentive Plan	S-1	333-227571	9/27/2018
10.12+	License Agreement with Stony Brook University, by and between the Company and Stony Brook University, dated January 18, 2018	S-1/A	333-222756	4/17/2018
23.1	Consent of Independent Registered Public Accounting Firm	S-1/A	333-249083	10/6/2020	*
23.2	Consent of Fennemore Craig, P.C. (included in exhibit 5.1)				*
23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in exhibit 5.2)				*
24.1	Power of attorney	S-1	333-249083	9/28/2020

____________

#	Management contracts or compensatory plans, contracts or arrangements.

+	Certain portions of this exhibit have been omitted.

(b) Financial Statement Schedules.

The financial statement schedules have been omitted because they are not applicable, not required, or the information is included in the consolidated financial statements or notes thereto.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 8 , 2020.

ARTELO BIOSCIENCES, INC.

By:	/s/ Gregory D. Gorgas
Name:	Gregory D. Gorgas
Title:	President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Gregory D. Gorgas	President, Chief Executive Officer and Director	October 8 , 2020
Gregory D. Gorgas	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

*	Director, Chair of the Board	October 8 , 2020
Connie Matsui

*	Director	October 8 , 2020
Steven Kelly

*	Director	October 8 , 2020
Douglas Blayney

*	Director	October 8 , 2020
R. Martin Emanuele

*	Director	October 8 , 2020
John W. Beck

* Pursuant to power of attorney

By:	/s/ Gregory D. Gorgas
Gregory D. Gorgas
Attorney-in-fact

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